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Transcript of Video Message to BMT Wealth Management Clients

Topic Top Client Questions Around Merger Combination Between BMT and WSFS

Friday, March 19, 2021

Sent Via Email

Jennifer Dempsey Fox (00:02):

Hello, I'm Jennifer Dempsey Fox, President of Bryn Mawr Trust Wealth Management. March 10th, 2021 was a historic day for Bryn Mawr Bank Corp and BMT Wealth Management with the announcement of the merger with WSFS Financial Corporation. With the announcement, we know that you have questions about what this means to you, your family, and your BMT team. We wanted to share with you, in our words, about the excitement and opportunity for all of BMTs clients - wealth, banking, and insurance. Today, we're going to focus on our wealth business and you. Joining our discussion is Frank Leto, CEO of Bryn Mawr Trust. So Frank, there's a tremendous amount of thought and deliberation that goes into merger and acquisition discussions and decisions. Before we address some of the specific questions that we have each heard, would you provide some background and perspective on the decision?

Frank Leto (01:04):

Sure. Thanks Jen. And thanks everybody for joining us today. You know, the decision to, to, to merge or acquire a company has never done lightly. It's something that takes a lot of thought and a lot of careful deliberation, as you know, because you were involved in a lot of the conversations. It's something that didn't just happen overnight. As I said, it's something we've been really considering for a number of years, as we, as we execute on our fiduciary responsibility to look at what's in the best interest of our shareholders. I think when we look at WSFS, there are a number of factors that came into play. It is a institution that's held in high regard, and is high performing much, very similar to Bryn Mawr Trust. They have a very significant local presence in the combined institution is going to be the sixth largest bank in the Philadelphia MSA (Metro Survey Area).

Frank Leto (01:57):

And that's really significant because the other five are large national corporations. So banks that you're used to hearing about. This will give a very local presence, local decision-making, which I think is significant and lacking. In many instances in Philadelphia. It really puts Philadelphia banking back on the map. WSFS is committed to the local communities, very similar to, to Bryn Mawr Trust. We have very similar philosophies. But when you really boil things down, I think you'd go back almost to 2008-09 when this merger activity really picked up in earnest. And I think early in that process, it was institutions that had financial trouble. There were the ones that were merging or being acquired. As time developed, I think scale became really critical and that became more obvious than ever last year during the COVID crisis. I think we all know we've done our business through video.

Frank Leto (02:57):

That's just a small part of what happens. I think we all acknowledge that, investments in technology are going to be critical in the future and, and particularly the client experience in the digital realm. WSFS has made a very public commitment to improved clients experience, improved digital opportunities. It was something that at our size and level we thought would maybe just take too long. I think also scale gives the opportunity for meaningful long-term investments and initiatives, things that we probably couldn't accomplish on our own. So I think, you know, there's some practical solutions, practical benefits, things like more banking locations or ATM's. As I mentioned, there's I think that we don't want to underestimate the local management structure that's going to be in place and is in place local. Decision-making not having to make credit decisions across the country.

Frank Leto (03:55):

Not understanding the market. I think there's going to be an increased commitment to charitable giving and increased commitment to our communities. And I think there's just going to be a much more support overall for the bank. And more importantly, for what we're talking about today from a wealth strategic perspective. We're going to be adding a family office, structured finance agency services and bankruptcy. There's, there's the ability to explain, expand a lot of what we do into the, WSFS wealth management business. I think all in all, both companies will excel. I said this recently to a reporter, I think this was a situation where one plus one, and hopefully we're going to get four or five. This is the result.

Jennifer Dempsey Fox (04:46):

I think that that's absolutely the leverage that we're looking for and excited to see. And it's, it's a good math exercise when it, when it adds up that way. I know you and I have both had the opportunity to speak with a number of folks since the announcement, you know, across our employee base, our client base, other businesses and colleagues. And what we found is that there are a number of questions and we can't answer all of them today, but we did identify some of the five most common questions. And so we thought it'd be really helpful to address those for everyone watching today. And I'll take the first one. And the first one is "who and what is WSFS?" So we've gotten that question quite a bit. And the history of the organization is, is deep. It was founded in 1832, compared to BMT, which was 1889.

Jennifer Dempsey Fox (05:44):

WSFS Bank is both the oldest and the largest bank and trust company headquartered in the Greater Philadelphia and Delaware region. And WSFS is one of the 10 oldest banks in the United States, continuously operating under the same name. So WSFS Financial Corporation is a multi-billion dollar financial services company. Its primary subsidiary is the bank WSFS Bank. And as of December 31, 2020, had $14.3 billion in assets and $24.2 billion in assets under management administration in their wealth management division. The enterprise operates from 112 offices. Eighty-nine of them are banking offices, but they're located in Pennsylvania, Delaware, New Jersey, Virginia, and Nevada. So one of the other questions that we get quite a bit is that what is WSFS? So that obviously is the nickname for WSFS, which comes from the original name of Wilmington Savings Fund Society. And we look at it by its letters of "W", "S", "F", "S", and to make it easier to pronounce, we'd kind of run them together and have it be Wiss Fiss.

Jennifer Dempsey Fox (07:03):

WSFS is also an acronym for, We Stand for Service. And as Frank mentioned, from a cultural perspective, that's one that we're very much aligned in. It's a mantra for all of employees to live by as service is their core, much like it is for the folks at Bryn Mawr Trust. We also have a shared rich history of providing financial services in our region. As Frank alluded to the, the role of the community, in the community as a community advocate like BMT is, is a strong foundation for WSFS. They give resources, time, and talent to local nonprofits and ingrain themselves in the communities they serve. They have programs, for, you know, contributions and sponsorships. They have the WSFS Foundation that provides for grants. And volunteerism is a big, big value proposition for the company. They're also committed not only to the BMT communities that they're already in, but really looking at the new markets like Princeton and Hershey, which will be new to them.

Jennifer Dempsey Fox (08:10):

But they're excited to embrace in the overall growth of our combined companies. Another element of WSFS is, is their values and mission statement. And this goes to the core of why we feel that this is a good move for our organizations. Is that, that We Stand for Service is that daily call to action, a reminder of why we do what we do. WSFS, like us, serve to meet customers' ever-changing financial needs and promise to exceed their expectations each and every day. So what you should also know is that at the core, they believe and live by the philosophy that -- that is so true -- when we treat our customers and clients the right way, good things happen. And they back that by their value proposition, which is do the right thing, serve others, be welcoming, open, and candid, and grow and improve. So that's a little background of WSFS. When you do a Google search or web search it's WSFSbank.com. I know that we've had some folks try to search WSFS and that can be a challenging search. So we wanted to give you the website name. So Frank, why don't I turn it over to you for the, for the next question?

Frank Leto (09:29):

Sure. Well, the question I know Jen gets, and I get a lot is what's going to happen to my advisory team. So I think before I answer that, let's just talk about the structure of the transaction for a second. I think one aspect of the transaction that's very impactful and meaningful, particularly to the wealth clients is WSFS's desire to, to get more involved in the wealth business, through, Bryn Mawr Trust. And, and that came about in having the BMT brand, be the predominant brand in WSFS, as wealth management group. With Jen, of course, who's going to remain as president of BMT Wealth after the acquisition. So what that really means for everybody is you're going to continue to work with your advisory team. There'll be very little impact here, to anybody, as relates to the teams. I think the objective is to keep everybody in place and make sure all of our clients are always supported. And I think both WSFS and Bryn Mawr want to retain all the key talent to continue to serve clients and actually to expand the business. Jen, once you take the next one.

Jennifer Dempsey Fox (10:37):

Sure. The next question that we get quite a bit is "as a wealth client, why is this good for me?" I think we shared a lot of the reasons why it's good for our overall organization, and what Frank just said about our advisory teams and maintaining and a commitment to talent is a big one. But as we said earlier, from a wealth perspective, we have the ability to continue to grow in a way that enhances our client experience. Things like family office, the things like enhancing wealth planning, investment strategy. Things that we had already invested in, but now have the opportunity as a combined organization to really develop that strategic plan with the client experience in mind and, and leverage our shared experience. We know that we will have that combined platform that we can look at our technology and digital platform, as Frank had mentioned earlier, there's always ongoing investment in technology, but we have an opportunity to look at the better solutions for our clients going forward and leverage that as we move forward. So what we also know of the conversations that we've had so far, is that we're to be really deliberate about this process and make sure that we're thoughtful about how we look at the combined organization going forward with client experience first and foremost, in all of our decision-making. So Frank.....

Frank Leto (12:08):

I think, you know, another question that I hear constantly is is, "are we getting too big now? Is this going to be too big a bank?" And I think probably the way to answer that question is, are we too small a bank? And that's where scale comes into play. Is the ability to be able to keep up with some of the technology, in particular, with some of the big banks, keep up with the solutions that we want to offer to our clients. So I don't believe that the bank is getting too big. I think the goal is to keep everything that's important about a community bank, serving our communities and giving the best-in-class service to our clients. And while we're going to be much larger, I think we're going to have so much more to offer everybody. And by maintaining that ability to keep servicing our customer base. I'd like to think, in some instances, this one in particular, big is better. Not so big that we don't know you, or that we don't know how to service you. I think, you know, we're not going to be a mega bank, clearly. But I think having this local management, local decision making, and really the commitment to our clients and communities makes us not too big at all. Jen, how about the next one?

Jennifer Dempsey Fox (13:23):

So this is another one that we get quite a bit. "What are the downsides of this transaction?" And candidly, we do not see a downside for you, our wealth clients. In our effort to be very transparent, which we will always do, there will be some areas of the company such as branch banking, where there's definitely more overlap and offices will be consolidated. We'll communicate as quickly as we can with transparency to our communities, clients, and employees, much like what we're doing today. We didn't, we don't see this as a downside, but some may want to present it as a downside and an as a negative to you. Another downside that we, we envision is that you're likely to get a number of calls from our competitors. And they're going to share rumors that are based on incomplete information or faulty assumptions. As I mentioned, we'll continue to communicate with you and our employees throughout the process, our shared goals, our client service, and client experience. And your current client service team would be more than happy to answer questions as we go along. So Frank,

Frank Leto (14:36):

Well, you know, I just want to finish up real quickly, Jen, with just a thank you to all of our clients, for all of your loyalty to Bryn Mawr Trust. We're still going to be here. We, we really, really believe in this combination. I think Roger would agree with what I'm going to say next was, this is a more of a partnership, than anything else. And bringing two very high-performing local organizations together to form one real powerhouse local bank. So again, thank you for all your support. We look forward to seeing you under the WSFS name and Jen, I'll turn it back to you.

Jennifer Dempsey Fox (15:12):

Sure. Thank you, Frank. And I want to reiterate my, thanks to everyone listening today. And as a reminder, if you have any questions, please reach out to a member of your BMT relationship team. Reach out to me. We want to be sure that we can address your questions as quickly and transparently as possible. We're here for you and committed to a smooth transition. I think what you'll find when you speak to your relationship team, that they're very excited about the transition and looking forward to the future is a combined organization. We greatly value the trust that you've placed in BMT Wealth Management and each day we are committed to serving your interests. Thank you, and have a great day.

Important Additional Information will be Filed with the SEC

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval with respect to the proposed acquisition by WSFS Financial Corporation (“WSFS”) of Bryn Mawr Bank Corporation (“Bryn Mawr”). No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended, and no offer to sell or solicitation of an offer to buy shall be made in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

In connection with the proposed transaction, WSFS will file with the U.S. Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4 that will include a joint proxy statement of WSFS and Bryn Mawr and a prospectus of WSFS (the “Joint Proxy/Prospectus”), and each of WSFS and Bryn Mawr may file with the SEC other relevant documents concerning the proposed transaction. The definitive Joint Proxy/Prospectus will be mailed to stockholders of WSFS and Bryn Mawr. STOCKHOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE JOINT PROXY/PROSPECTUS REGARDING THE PROPOSED TRANSACTION CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BY WSFS AND BRYN MAWR, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT WSFS, BRYN MAWR AND THE PROPOSED TRANSACTION.

Free copies of the Registration Statement and the Joint Proxy/Prospectus, as well as other filings containing information about WSFS and Bryn Mawr, may be obtained at the SEC’s website (http://www.sec.gov) when they are filed. You will also be able to obtain these documents, when they are filed, free of charge, by directing a request to WSFS Financial Corporation, WSFS Bank Center, 500 Delaware Avenue, Wilmington, Delaware 19801 or by directing a request to Bryn Mawr Bank Corporation, 801 Lancaster Avenue, Bryn Mawr, Pennsylvania 19010.

Participants in the Solicitation

WSFS, Bryn Mawr and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of WSFS or Bryn Mawr in respect of the proposed transaction. Information about WSFS’s directors and executive officers is available in its proxy statement for its 2020 annual meeting of stockholders, which was filed with the SEC on March 23, 2020, and other documents filed by WSFS with the SEC. Information regarding Bryn Mawr’s directors and executive officers is available in its proxy statement for its 2020 annual meeting of stockholders, which was filed with the SEC on March 6, 2020, and other documents filed by Bryn Mawr with the SEC. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Joint Proxy/Prospectus and other relevant materials to be filed with the SEC when they become available. Free copies of this document may be obtained as described in the preceding paragraph.

Forward-Looking Statements

This communication contains estimates, predictions, opinions, projections and other “forward-looking statements” as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements relating to the impact WSFS and Bryn Mawr expect their proposed merger to have on the combined entity’s operations, financial condition, and financial results, and WSFS’s and Bryn Mawr’s expectations about their ability to successfully integrate their respective businesses and the amount of cost savings and overall operational efficiencies WSFS and Bryn Mawr expect to realize as a result of the proposed acquisition. The forward-looking statements also include predications or expectations of future business or financial performance as well as goals and objectives for future operations, financial and business trends, business prospects, and management's outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. The words “believe,” “intend,” “expect,” “anticipate,” “strategy,” “plan,” “estimate,” “approximately,” “target,” “project,” “propose,” “possible,” “potential,” “should” and similar expressions, among others, generally identify forward-looking statements. Such forward-looking statements are based on various assumptions (many of which are beyond the control of WSFS and Bryn Mawr) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, but are not limited to, the possibility that the proposed acquisition does not close when expected or at all because required regulatory, stockholder or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all; the delay in or failure to close for any other reason; changes in WSFS’s share price before closing; the outcome of any legal proceedings that may be instituted against WSFS or Bryn Mawr; the occurrence of any event, change or other circumstance that could give rise to the right of one or both parties to terminate the merger agreement providing for the merger; the risk that the businesses of WSFS and Bryn Mawr will not be integrated successfully; the possibility that the cost savings and any synergies or other anticipated benefits from the proposed acquisition may not be fully realized or may take longer to realize than expected; disruption from the proposed acquisition making it more difficult to maintain relationships with employees, customers or other parties with whom WSFS or Bryn Mawr have business relationships; diversion of management time on merger-related issues; risks relating to the potential dilutive effect of the shares of WSFS common stock to be issued in the proposed transaction; the reaction to the proposed transaction of the companies’ customers, employees and counterparties; uncertainty as to the extent of the duration, scope, and impacts of the COVID-19 pandemic on WSFS, Bryn Mawr and the proposed transaction; and other factors, many of which are beyond the control of WSFS and Bryn Mawr. We refer you to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of WSFS’s Annual Report on Form 10-K for the year ended December 31, 2020, Bryn Mawr’s Annual Report on Form 10-K for the year ended December 31, 2020 and any updates to those risk factors set forth in WSFS’s and Bryn Mawr’s Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings, which have been filed by WSFS and Bryn Mawr with the SEC and are available on the SEC’s website at www.sec.gov. All forward-looking statements, expressed or implied, included herein are expressly qualified in their entirety by the cautionary statements contained or referred to herein. The actual results or developments anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on WSFS, Bryn Mawr or their respective businesses or operations. We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date on which they are made. Neither WSFS nor Bryn Mawr undertakes any obligation, and specifically declines any obligation, to revise or update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as specifically required by law.